Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION REPORTS 2008 SECOND QUARTER AND SIX-MONTH RESULTS
Quarterly Conference Call to be Held Thursday August 7 at 8:30 a.m.
NEW HAVEN, CT, August 4, 2008 – VION PHARMACEUTICALS, INC. (NASDAQ CAPITAL MARKET: VION) today announced financial results for the three-month and six-month periods ended June 30, 2008.
The Company reported a net loss of $7.9 million, or $1.06 per share, for the three-month period ended June 30, 2008, compared to a net loss of $8.8 million, or $1.33 per share, for the same period in 2007. Weighted-average common shares outstanding for the three months ended June 30, 2008 and 2007 were 7.4 million and 6.6 million, respectively.
Operating expenses were reduced by $1.9 million from $8.6 million in the 2007 second quarter to $6.7 million in the comparable quarter in 2008. Interest income for the three months ended June 30, 2008 and 2007 was $265,000 and $998,000, respectively.
For the six-month period ended June 30, 2008, the net loss was $16.1 million, or $2.20 per share, compared to a net loss of $16.8 million, or $2.53 per share, for the same period in 2007. Weighted-average common shares outstanding for the six months ended June 30, 2008 and 2007 were 7.3 million and 6.6 million, respectively.
Operating expenses were reduced by $2.6 million, from $16.5 million for the six-month period in 2007, to $13.9 million in the comparable period in 2008. Interest expense increased by $789,000 over the prior year related to the Company’s Convertible Senior Notes issued in February 2007. Interest income for the first half of 2008 decreased by $898,000 over the comparable 2007 period.
The Company reported ending the quarter with $49.9 million in cash and cash equivalents, sufficient to fund its operations through the fourth quarter of 2009 based on the current operating plan.
Alan Kessman, Chief Executive Officer, commented, “We continue to make progress on a New Drug Application for Cloretazine® (VNP40101M) based on our two Phase II trials in elderly patients with acute myelogenous leukemia (AML). We intend to file this NDA in the first half of 2009.”

In the quarter the Company exercised its right to appeal a delisting determination to a Nasdaq Listings Qualification Panel and presented a plan for compliance with listing requirements. The Company was notified that the plan was accepted and that it had until August 15, 2008 to implement the plan. The Company has contacted Nasdaq to indicate that it is unlikely that its plan will be implemented by August 15, 2008. Therefore, the Company expects that in the near future it will no longer be listed on the Nasdaq Capital Market and that its common stock will be quoted on the OTC Bulletin Board.
On February 20, 2008, the Company implemented a one-for-ten reverse split of all outstanding shares of its common stock and a corresponding decrease in the number of shares of authorized common stock. Share and per share amounts contained herein are provided on a post-split basis.
Second Quarter Conference Call
The Company announced that it would hold a conference call on Thursday, August 7, 2008 to discuss its 2008 second quarter financial results. The call will begin at 8:30 a.m. Eastern Time.
To participate in the conference call, please dial (800) 591-6930 in the U.S. ((617) 614-4908 for international callers) at least 15 minutes before the start of the call. When prompted for a pass code, please enter 25790591.
An audio webcast of the call will be accessible at www.vionpharm.com. Those who wish to listen to the conference call on the Web should visit the Investor Relations section of the Company’s website at least 15 minutes prior to the event broadcast, and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.
A replay of the call will be available two hours after the completion of the call at
(888) 286-8010 in the U.S., ((617) 801-6888 for international callers), pass code 42942956. The replay will be available through Thursday, August 21, 2008.
About Vion
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative cancer therapeutics. Vion has two agents in clinical trials. Cloretazine® (VNP40101M), a unique alkylating agent, is being evaluated in a Phase II pivotal trial as a single agent in elderly patients with previously untreated de novo poor-risk acute myelogenous leukemia. Clinical trials of Cloretazine® (VNP40101M) with cytarabine in elderly patients with acute myelogenous leukemia, with temozolomide in brain tumors, and with stem cell transplantation in advanced hematologic malignancies, are also being conducted. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, particularly Cloretazine® (VNP40101M), delayed or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not predictive of safety and efficacy results in later or final clinical trials, the need for additional research and testing, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, the possible delisting of the Company’s common stock from the NASDAQ Capital Market and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended March 31, 2008. In particular, there can be no assurance as to the results of any of the Vion’s clinical trials, that any of these trials will continue to full accrual, or that any of these trials will not be discontinued, modified, delayed or ceased altogether. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
—Financial Statements Follow—

VION PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2008	2007	2008	2007

Technology license fee revenue	$13	$5	$27	$10

Operating expenses:
Clinical trials	2,953	3,892	5,807	7,291
Other research and development	2,013	2,599	4,272	5,112

Total research and development	4,966	6,491	10,079	12,403
Marketing, general and administrative	1,696	2,141	3,783	4,108

Total operating expenses	6,662	8,632	13,862	16,511

Loss from operations	(6,649)	(8,627)	(13,835)	(16,501)

Interest income	265	998	767	1,665
Interest expense	(1,513)	(1,490)	(3,018)	(2,229)
Other expense, net	(6)	(1)	(12)	(4)

Loss before income taxes	(7,903)	(9,120)	(16,098)	(17,069)

Income tax benefit	—	(278)	—	(272)

Net loss	$(7,903)	$(8,842)	$(16,098)	$(16,797)

Basic and diluted loss per share(1)	$(1.06)	$(1.33)	$(2.20)	$(2.53)

Weighted-average number of shares of common stock outstanding(1)	7,440	6,636	7,307	6,636

(1)	Adjusted for all periods presented to reflect the Company’s one-for-ten reverse stock split effected February 20, 2008.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	June 30,	Dec. 31,
(In thousands)	2008	2007

Cash and cash equivalents	$49,877	$61,067
Total assets	51,618	63,195
Convertible senior notes	54,843	54,275
Total liabilities	62,506	61,988
Shareholders’ (deficit) equity	(10,888)	1,207

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